Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Callidus Software, Inc.:
We consent to the use of our report dated February 27, 2015, with respect to the consolidated balance sheets of Callidus Software, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.
/s/ KPMG LLP
Santa Clara, California
June 30, 2015